Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Entity	Type
Danika Limited	Cyprus
EPAM Corporate Information Systems	Belarus
EPAM Solutions (Novaya Vest Moscow), Ltd.	Russia
EPAM Solutions, LLC	Ukraine
EPAM Systems ApS	Denmark
EPAM Systems Canada, Ltd.	Canada
EPAM Systems (Cyprus) Limited	Cyprus
EPAM Systems GmbH	Germany
EPAM Systems GmbH	Switzerland
EPAM Systems, Inc.	Delaware Corp.
EPAM Systems Kft	Hungary
EPAM Systems, LLC	New Jersey LLC
EPAM Systems Ltd.	U.K.
EPAM Systems Nordic AB	Sweden
EPAM Systems OOO	Russia
EPAM Systems OOO	Ukraine
EPAM Systems PLLC	Belarus
EPAM Systems (Poland) sp. z o.o.	Poland
EPAM Systems PTE Ltd.	Singapore
EPAM Systems SARL	Luxembourg
EPAM Systems SRL	Moldova
TOO EPAM Kazakhstan	Kazakhstan
TOO Plus Micro Kazakhstan LP	Kazakhstan
Vested Development, Inc.	Delaware Corp.
EPAM Systems (Hong Kong) Limited	Hong Kong
EPAM Systems Netherlands B.V.	Netherlands
EPAM Systems (Australia) Pty. Ltd.	Australia
EPAM Systems Bulgaria EOOD	Bulgaria
EPAM Sistemos	Lithuania
EPAM Systems (Czech Republic) s.r.o.	Czech Republic
EPAM Systems Romania	Romania
Joint Technology Development Limited	Hong Kong
Jointech Software (Shenzhen) Co., Ltd	China
Jointech Software Pte. Ltd.	Singapore
EPAM Systems Armenia	Armenia
EPAM Systems (Ireland) Limited	Ireland
Great Fridays Limited	UK
Great Fridays Inc.	Delaware Corp
Design Advocates Limited	UK
Dekode Limited	UK